Exhibit 10.34

2014 Compensation Information for Registrant’s Executive Officers

The table below provides information regarding (i) the base salary of each executive officer of GTx, Inc. (the “Company”), effective as of January 1, 2014 (except as noted), and (ii) the target cash bonus award for each of the Company’s executive officers under the Company’s Executive Bonus Compensation Plan (the “Bonus Plan”) for the performance period from June 1, 2014 to December 31, 2014, expressed as a percentage of applicable base salary:

Executive Officer	Title	2014 Annual Base Salary ($)		2014 Target Bonus (%)
Mitchell S. Steiner(1)	Chief Executive Officer and Vice-Chairman of the Board	452,088		—
Marc S. Hanover	President and Chief Operating Officer	393,317		65
Jason T. Shackelford	Sr. Director, Accounting & Corporate Controller and principal financial and accounting officer	178,010	(2)	25
James T. Dalton(3)	Vice President, Chief Scientific Officer	375,000		—
Henry P. Doggrell	Vice President, Chief Legal Officer and Secretary	363,576		35

(1)         Dr. Steiner resigned from GTx, effective April 3, 2014 and was not eligible for a cash bonus award under the Bonus Plan.

(2)         Mr. Shackelford’s base salary was increased to $210,000 in May 2014 upon his assumption of the duties of both principal financial officer and principal accounting officer.

(3)         Dr. Dalton resigned from GTx, effective August 31, 2014 and was not eligible for a cash bonus award under the Bonus Plan.

A description of the retention benefits and arrangements provided to the Company’s executive officers is included under Item 5.02 of the Company’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on October 1, 2013 and December 23, 2013, and is incorporated by reference herein.